Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, JUNE 16, 2011
Contact: David Vander Ploeg Executive VP and CFO 920-882-5854	Mark Fleming Investor Relations & Communications 920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS

¡	Fourth Quarter Consolidated organic revenue growth of 2 percent
¡	Educational Resources grows 2 percent; Accelerated Learning grows 4 percent
¡	Fiscal 2012 guidance issued

Greenville, WI, June 16, 2011—School Specialty (NASDAQ:SCHS) today reported fiscal fourth quarter and year-end results with revenue growth in both segments, despite continuing budget pressures facing pre-kindergarten through grade 12 educators. Revenue for the final quarter of School Specialty’s 2011 fiscal year grew 8.8 percent compared to last year’s fourth quarter, reaching $127.4 million. Excluding the additional week in this year’s fourth quarter, revenue was $119.3 million, an increase of 2 percent. Consistent with the seasonally slow fourth quarter, the company reported a fourth quarter loss of $22.6 million compared with a loss of $13.7 million in same period last year. The loss in the current-year fourth quarter includes pre-tax special charges related to an equity-method investment impairment of $6.9 million and a $1.9 million loss on exchange of debt. Excluding these special charges, the net loss for the fourth quarter was $17.2 million. Loss per share in the quarter was $1.20. Excluding special charges loss per share was $0.91 versus a prior-year loss of $0.73.

“We are cautiously optimistic with the business trends we saw in the fourth quarter,” said Chief Executive Officer David J. Vander Zanden. “With state income and sales tax revenues starting to exceed most states’ internal projections, we believe education budgets should stabilize and could lead to greater budget visibility and spending confidence on the part of educators for the remainder of the calendar year.

“During the fourth quarter we saw improvement in order volume both in supplies, which met our expectations, and furniture, which exceeded our expectations since that category has been the most impacted by reductions in spending and construction projects. Orders received subsequent to year end show loose furniture up 2 percent and supplies down 2 percent to prior year. Our margins in consumables continued to be impacted by pricing pressures. However, we expect this margin degradation to lessen as we proceed through the selling season and begin to grow as we implement new programs. Our fourth quarter furniture margins did show modest improvement from prior quarter levels, and we expect this improvement to continue through the heavy delivery season for furniture.

“Our Accelerated Learning Group reported revenue growth in the fourth quarter of about 4 percent after adjusting for the incremental week in fiscal 2011, led by our science, math and health categories. Science is building good momentum, with better prospects for state adoptions this year compared to the last selling season. We expect these trends to continue through the busy season.”

Fourth Quarter Financial Results

—

Revenue for the fourth quarter of fiscal 2011 was $127.4 million, an increase of 8.8 percent compared with $117.0 million in last year’s fourth quarter. Excluding an incremental week in the fourth quarter of fiscal 2011 (14 weeks) as compared to the fourth quarter of fiscal 2010 (13 weeks), revenue increased by 2 percent. The revenue increase reflects growth across both company segments.

—

Gross profit was $49.0 million compared with $50.8 million in last year’s fourth quarter. Consolidated gross margin declined 490 basis points to 38.5 percent, primarily due to one-time credits realized in fiscal 2010 and pricing discounts required in consumables and furniture. The company expects the rate of decline to lessen substantially over the next several quarters. In addition, product mix within the Accelerated Learning segment contributed to the decline, and is also expected to improve.

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As expected, selling, general and administrative expenses increased to $71.2 million from the prior year’s $64.7 million, primarily due to the additional week in the current-year fourth quarter, higher volumes, and increased transportation and marketing costs in Educational Resources.

•

A non-cash charge of $6.9 million was recorded in the fourth quarter of fiscal 2011 related to an impairment of the company’s 35 percent ownership interest in an unconsolidated affiliate. Macro-economic conditions affecting school spending levels have impacted the results of this investment which led to a decreased valuation.

•	Fourth quarter net interest expense was $6.9 million, a decrease of $0.8 million from last year’s fourth quarter due to a reduction in non-cash interest related to convertible debt.

•

During the quarter $100 million of outstanding 3.75% convertible subordinated debentures was exchanged and refinanced with new debentures. Expenses of $1.9 million associated with this convertible debt exchange were recognized in the current-year’s fourth quarter.

•

Net loss in the fourth quarter was $22.6 million ($1.20 per share) compared to a loss of $13.7 million ($0.73 per share) in the same period last year. Excluding the special charges described above, net loss in fiscal 2011’s fourth quarter was $17.2 million ($0.91 per share).

Fiscal 2011 Financial Results

•

Revenue for fiscal 2011 was $762.1 million compared with $896.7 million last year, a decline of 15.0 percent. Excluding $17.5 million of revenue in fiscal 2010 from School Specialty Publishing, which was sold prior to last year’s third quarter, consolidated revenue declined 13.3 percent. The decline in revenue was due to K-12 education budget pressures resulting in reduced spending by schools, a significant decline in furniture sales as a result of fewer construction projects, and various performance challenges within the Educational Resources segment.

•

Gross profit for the year was $307.5 million compared with $379.1 million last year. Gross margin declined 190 basis points to 40.4 percent versus last year’s 42.3 percent. Most of the reduction was due to competitive pricing pressures within the Educational Resources segment.

•

Selling, general and administrative expenses declined to $287.6 million (37.7 percent of revenue), from the prior year’s $304.5 million (34.0 percent of revenue). The expense decrease is primarily attributable to lower revenue, general cost reductions, operational consolidations and a divestiture.

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Non-cash impairment charges totaling $418.3 million, or $349.1 million net of tax, were recorded in fiscal 2011 associated with impairment of goodwill and other indefinite-lived intangible assets, and the charge associated with the decreased valuation of the company’s ownership interest in its unconsolidated affiliate. The tax benefit associated with the impairment was negatively impacted by the portion of the goodwill that is non-deductible for tax purposes.

•

Full-year net interest expense decreased $2.3 million to $28.2 million from last year’s $30.5 million. This decrease was attributable to the reduction in non-cash interest expense primarily due to the retirement of $133.0 million of convertible debt early in the company’s second quarter.

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), was $53.1 million in fiscal 2011 as compared to $106.6 million in fiscal 2010. The decrease is related to a combination of the revenue declines and the reduction in gross margin.

•

Fiscal 2011’s net loss was $356.3 million ($18.88 per share), including the non-cash impairment and debt exchange charges, compared to net income of $25.9 million ($1.37 per diluted share) in the same period last year. Excluding the net of tax impact of all special charges, net loss was $5.9 million ($0.31 per share).

•

Free cash flow for fiscal 2011 was $35.2 million. Free cash flow was impacted by the company’s increased inventory investments of nearly $11 million over earlier plans due to early buying opportunities and business growth.

Outlook

For fiscal 2012, School Specialty is expecting:

•	Revenue to be in the range of $755 million to $780 million, representing flat to positive 3.5 percent growth, on a normalized 52-week comparison.
•	EBITDA to be in the range of $53 million to $59 million, representing margins of 7.0 percent to 7.5 percent.
•	Loss per share to be in the range of $0.35 per share to $0.10 per share. This range reflects a charge of $0.25 per share for non-cash interest related to the convertible debt.
•	Free cash flow to be in the range of $5 million to $15 million, which includes one-time deferred tax payments of approximately $30 million.

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Conference Call

School Specialty will host a conference call to discuss its fiscal 2011 financial results. The conference call begins today, June 16, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investors section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 24, 2010, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended		Fiscal Year Ended
	April 30, 2011	April 24, 2010	April 30, 2011	April 24, 2010

Revenues	$127,355	$117,039	$762,078	$896,678
Cost of revenues	78,378	66,205	454,557	517,530

Gross profit	48,977	50,834	307,521	379,148
Selling, general and administrative expenses	71,225	64,745	287,560	304,451
Impairment of goodwill and intangible assets	-	-	411,390	-

Operating income (loss)	(22,248)	(13,911)	(391,429)	74,697

Other (income) expense:
Interest expense	6,916	7,705	28,157	30,532
Interest income	-	(33)	-	(66)
Impairment of equity-method investment	6,861	-	6,861	-
Loss on convertible debt exchange	1,920	-	1,920	-

Income (loss) before provision for income taxes	(37,945)	(21,583)	(428,367)	44,231
Provision for (benefit from) income taxes	(15,299)	(8,320)	(73,132)	17,678

Income (loss) before investment in unconsolidated affiliate	$(22,646)	$(13,263)	$(355,235)	$26,553

Equity in (losses) earnings of unconsolidated affiliate	47	(460)	(1,038)	(701)

Net income (loss)	$(22,599)	$(13,723)	$(356,273)	$25,852

Weighted average shares outstanding:
Basic	18,868	18,859	18,870	18,843
Diluted	18,868	18,859	18,870	18,874

Net Income (Loss) Per Share:
Basic	$(1.20)	$(0.73)	$(18.88)	$1.37
Diluted	$(1.20)	$(0.73)	$(18.88)	$1.37

Earnings before interest, taxes, depreciation, amortization and impairment charges (EBITDA) reconciliation:
Net income (loss)	$(22,599)	$(13,723)	$(356,273)	$25,852
Equity in (losses) earnings of unconsolidated affiliate	(47)	460	1,038	701
Provision for income taxes	(15,299)	(8,320)	(73,132)	17,678
Loss on convertible debt exchange	1,920	-	1,920	-
Impairment of equity-method investment	6,861	-	6,861	-
Impairment of goodwill and intangible assets	-	-	411,390	-
Depreciation and amortization expense	7,090	6,964	27,832	26,847
Amortization of development costs	1,496	875	5,334	5,067
Net interest expense	6,916	7,672	28,157	30,466

EBITDA	$(13,662)	$(6,072)	$53,127	$106,611

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SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	April 30, 2011	April 24, 2010
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,821	$21,035
Accounts receivable, net	67,442	72,734
Inventories, net	111,266	99,910
Deferred catalog costs	16,639	13,593
Prepaid expenses and other current assets	14,516	14,318
Refundable income taxes	-	1,539
Deferred taxes	-	9,867

Total current assets	219,684	232,996
Property, plant and equipment, net	65,571	66,607
Goodwill	129,390	540,248
Intangible assets, net	155,889	166,552
Other	36,383	33,118
Deferred taxes - long-term	9,676	-
Investment in unconsolidated affiliate	20,400	28,299

Total assets	$636,993	$1,067,820

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$95,207	$132,397
Accounts payable	85,639	47,954
Accrued income taxes	14,089	-
Accrued compensation	7,972	7,501
Deferred revenue	3,600	4,312
Deferred taxes	1,973	-
Other accrued liabilities	25,428	30,905

Total current liabilities	233,908	223,069
Long-term debt - less current maturities	201,073	199,742
Deferred taxes and other	-	92,398
Other liabilities	383	1,423

Total liabilities	435,364	516,632

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	-	-
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,290,345 and 24,280,097 shares issued, respectively	24	24
Capital paid-in excess of par value	441,335	436,959
Treasury stock, at cost - 5,420,210 and 5,420,210 shares, respectively	(186,637)	(186,637)
Accumulated other comprehensive income	26,390	24,052
Retained earnings (accumulated deficit)	(79,483)	276,790

Total shareholders’ equity	201,629	551,188

Total liabilities and shareholders’ equity	$636,993	$1,067,820

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Fiscal Year Ended
	April 30, 2011	April 24, 2010
Cash flows from operating activities:
Net income (loss)	$(356,273)	$25,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	27,832	26,847
Amortization of development costs	5,334	5,067
Investment in unconsolidated affiliate	1,038	701
Amortization of debt fees and other	2,162	2,420
Share-based compensation expense	2,846	2,448
Impairment of goodwill and intangible assets	411,390	-
Impairment of equity-method investment	6,861	-
Loss on convertible debt exchange	1,920	-
Deferred taxes	(92,090)	5,981
Loss on disposal of property, equipment and other	-	652
Non-cash convertible debt deferred financing costs	9,999	13,062
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	5,783	29,008
Inventories	(11,297)	13,586
Deferred catalog costs	(3,046)	1,944
Prepaid expenses and other current assets	1,347	1,417
Accounts payable	38,430	(9,267)
Accrued liabilities	7,774	(7,659)

Net cash provided by operating activities	60,010	112,059

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(360)	(11,700)
Additions to property, plant and equipment	(15,789)	(13,832)
Acquisition of intangible and other assets	-	(1,800)
Proceeds from note receivable	-	700
Investment in product development costs	(9,052)	(10,035)
Proceeds from disposal of property, plant and equipment	-	2,083
Investment in Noncontrolling Interest	-	(2,226)

Net cash used in investing activities	(25,201)	(36,810)

Cash flows from financing activities:
Proceeds from bank borrowings	810,600	304,400
Repayment of debt and capital leases	(720,068)	(356,979)
Redemption of Convertible Debt	(133,000)	-
Proceeds from exercise of stock options	-	117
Payment of debt fees and other	(3,555)	(3,623)

Net cash used in financing activities	(46,023)	(56,085)

Net increase in cash and cash equivalents	(11,214)	19,164
Cash and cash equivalents, beginning of period	21,035	1,871

Cash and cash equivalents, end of period	$9,821	$21,035

Free cash flow reconciliation:
Net cash provided by operating activities	$60,010	$112,059
Additions to property and equipment	(15,789)	(13,832)
Investment in development costs	(9,052)	(10,035)
Proceeds from disposal of property and equipment	-	2,083

Free cash flow	$35,169	$90,275

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School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

4th Quarter, Fiscal 2011

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	4Q11-QTD	4Q10-QTD	Change $	Change %	4Q11-QTD	4Q10-QTD
Revenues
Educational Resources	$101,906	$94,258	$7,648	8.1%	80.0%	80.5%
Accelerated Learning	25,282	22,584	2,698	11.9%	19.9%	19.3%
Corporate and Interco Elims	167	197	(30)		0.1%	0.2%

Total Revenues	$127,355	$117,039	$10,316	8.8%	100.0%	100.0%

					% of Gross Profit
	4Q11-QTD	4Q10-QTD	Change $	Change %	4Q11-QTD	4Q10-QTD
Gross Profit
Educational Resources	$36,333	$37,476	$(1,143)	-3.0%	74.2%	73.7%
Accelerated Learning	12,383	12,498	(115)	-0.9%	25.3%	24.6%
Corporate and Interco Elims	261	860	(599)		0.5%	1.7%

Total Gross Profit	$48,977	$50,834	$(1,857)	-3.7%	100.0%	100.0%

Segment Gross Margin Summary-QTD

Gross Margin	4Q11-QTD	4Q10-QTD
Educational Resources	35.7%	39.8%
Accelerated Learning	49.0%	55.3%
Total Gross Margin	38.5%	43.4%

Segment Revenues and Gross Profit/Margin Analysis-YTD
					% of Revenue
	4Q11-YTD	4Q10-YTD	Change $	Change %	4Q11-YTD	4Q10-YTD
Revenues
Educational Resources	$534,803	$641,048	$(106,245)	-16.6%	70.2%	71.5%
Accelerated Learning	226,607	256,157	(29,550)	-11.5%	29.7%	28.6%
Corporate and Interco Elims	668	(527)	1,195		0.1%	-0.1%

Total Revenues	$762,078	$896,678	$(134,600)	-15.0%	100.0%	100.0%

					% of Gross Profit
	4Q11-YTD	4Q10-YTD	Change $	Change %	4Q11-YTD	4Q10-YTD
Gross Profit
Educational Resources	$179,379	$233,011	$(53,632)	-23.0%	58.4%	61.5%
Accelerated Learning	125,868	143,442	(17,574)	-12.3%	40.9%	37.8%
Corporate and Interco Elims	2,274	2,695	(421)		0.7%	0.7%

Total Gross Profit	$307,521	$379,148	$(71,627)	-18.9%	100.0%	100.0%

Segment Gross Margin Summary-YTD

Gross Margin	4Q11-YTD	4Q10-YTD
Educational Resources	33.5%	36.3%
Accelerated Learning	55.5%	56.0%
Total Gross Margin	40.4%	42.3%

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